                                                                      EXHIBIT 15

[PEAT MARWICK LLP LETTERHEAD]


Beckman Coulter, Inc.
Fullerton, California


Ladies and Gentlemen:

Re: Registration Statement on Form S-8

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 17, 1998, July 17, 1998, and October 16, 1998, related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,


/s/ KPMG PEAT MARWICK LLP

Orange County
December 16, 1998